Exhibit 12.1

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges
(in thousands, except ratios)

	Nine months ended September 30,
	2018	2017
Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures and noncontrolling interests (1)	$18,711	$39,628
Add:
Distributed income of unconsolidated joint ventures	6,081	8,128
Amortization of capitalized interest	578	533
Interest expense	48,348	49,496
Portion of rent expense - interest factor	1,779	1,793
Total earnings	75,497	99,578

Fixed charges:
Interest expense	48,348	49,496
Capitalized interest and capitalized amortization of debt issue costs	87	2,089
Portion of rent expense - interest factor	1,779	1,793
Total fixed charges	$50,214	$53,378

Ratio of earnings to fixed charges	1.5	1.9

Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures and noncontrolling interests (1)	$18,711	$39,628
Add:
Distributed income of unconsolidated joint ventures	6,081	8,128
Amortization of capitalized interest	578	533
Interest expense	48,348	49,496
Portion of rent expense - interest factor	1,779	1,793
Total Earnings	75,497	99,578

Fixed charges and preferred share dividends:
Interest expense	48,348	49,496
Capitalized interest and capitalized amortization of debt issue costs	87	2,089
Portion of rent expense - interest factor	1,779	1,793
Preferred share dividends	—	—

Total combined fixed charges and preferred share dividends	$50,214	$53,378

Ratio of earnings to combined fixed charges and preferred share dividends	1.5	1.9

(1)
Income before equity in earnings (losses) of unconsolidated joint ventures and noncontrolling interests for the period ended September 30, 2018 includes a $49.7 million impairment charge related to our Jeffersonville, OH outlet center. Income before equity in earnings (losses) of unconsolidated joint ventures and noncontrolling interests for the period ended September 30, 2017, includes a $6.9 million gain on the sale of our outlet center in Westbrook, Connecticut and a $35.6 million loss on early extinguishment of debt related to the early redemption of senior notes due 2020.